Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. INCREASES QUARTERLY DIVIDEND BY 25% AND PROMOTES CEO & PRESIDENT TO VICE CHAIRMAN OF THE BOARD

Jericho, NY – May 2, 2023 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (collectively “Esquire”), today announced an increase to its regular quarterly dividend by 25% to $0.125 per share of common stock, payable on June 1, 2023, to each stockholder of record on May 15, 2023.

Separately, Esquire also announced that Andrew C. Sagliocca, Chief Executive Officer and President of Esquire, has been promoted to Vice Chairman of the Board of Directors effective immediately.  Mr. Sagliocca has served as a member of the Board of Directors since 2008 and as Chief Executive Officer and President since 2009.

“Andrew is an outstanding industry leader who has been instrumental in the growth and success of our unique Company over the past 16 years,” stated Tony Coelho, Chairman of the Board of Directors.  “As a fellow Board member, Andrew and his team have created a successful institutional and corporate culture for the national verticals we serve, valued clients, dedicated employees, and investors who entrust us with their capital.”

“I am grateful that Tony and our entire Board have put their faith and trust in me to lead Esquire through our next chapter,” said Mr. Sagliocca.  “Tony has been a mentor and trusted advisor for well over a decade.  I am grateful to all our trusted employees, our loyal client business partners, my fellow Board members, and all the stakeholders who are critical to making Esquire a success every day.”

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com